Exhibit 99.1

News Release
General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Announces Third Quarter 2017

Financial and Operating Results

HOUSTON—(GLOBE NEWSWIRE)—Nov. 2, 2017—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced financial and operating results for the third quarter 2017.  Highlights include:

•            Third quarter 2017 production totaled approximately 6.8 million barrels of oil equivalent (“MMBoe”), or approximately 73,783 barrels of oil equivalent per day (“Boe/d”), which represents an increase of 43 percent over third quarter 2016 production and is at the high end of the Company’s guidance for the third quarter 2017;

•            The Company’s production continues to increase with current production at a record rate in excess of 80,000 Boe/d, which is up over 8 percent from third quarter 2017 average production;

•            Third quarter 2017 revenues of approximately $184.8 million increased 5 percent compared to the second quarter 2017 and approximately 61 percent over the third quarter 2016; Adjusted revenue (a non-GAAP financial measure), which includes hedge settlements, was approximately $195.3 million during the third quarter 2017;

•            The Company reported a net loss of $62.6 million during the third quarter 2017 (inclusive of a non-cash mark-to-market hedging loss of $52.2 million), compared to a net gain of $24.2 million during the second quarter of 2017 and a net loss of $70.2 million during the third quarter 2016;

•            Adjusted EBITDA (a non-GAAP financial measure) was approximately $96.9 million during the third quarter 2017, an increase of approximately 14 percent compared to the second quarter 2017 and increased approximately 22 percent when compared to the third quarter 2016;

•            The Company raised approximately $105 million in cash during the third quarter 2017 through the sale of its Javelina acreage in the Eagle Ford; and

•            As of Sept. 30, 2017, the Company’s liquidity was approximately $629 million, of which approximately $174 million was in cash and cash equivalents and approximately $455 million of combined borrowing capacity under the Company’s two bank credit facilities.

MANAGEMENT COMMENTS

“As previously reported, third quarter production increased 43 percent over third quarter 2016, which was at the high end of our guidance range for the quarter, and has increased to a record rate in excess of 80,000 Boe/d in the early part of the fourth quarter as we bring on-line additional wells in the Eagle Ford,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “In addition to setting a new production record, the Company’s third quarter Adjusted EBITDA increased by approximately $11.8 million, or 14 percent, over second quarter 2017 results and $17.6 million, or 22 percent, when compared to the third quarter 2016.  Just as important, the Company’s operating margins expanded during the third quarter due to an increase in pricing and lower per unit operating costs.

“Capital and operating focus has shifted to prioritize returns on invested capital as well as driving towards full-cycle free cash flow generation at the corporate level.  With a continuing emphasis on higher rate of return projects that optimize capital efficiency, we have slowed the pace of drilling activity while reducing the large inventory of drilled but uncompleted wells (“DUCs”) acquired with the Comanche assets.  The Company’s inventory of low-cost, high rate of return DUCs should continue to drive cash flow growth as we finish 2017 and plan for next year.  Higher production levels and increased operating margins, combined with improving oil price fundamentals, should put us on a path to fully fund the Company’s 2019 capital program with operating cash flows while delivering growth from an extensive inventory of organic drilling opportunities.

“As 2017 draws to a close, we expect capital spending to be between $525 million and $550 million for the full year.  The increase in capital spending when compared to prior guidance is a result of approximately $20 million in leasing, enhanced completions, longer laterals, and service cost inflation.  The vast majority of leasing done this year was associated with the Company’s Javelina acreage position, which was sold in September for $105 million.

“We anticipate that 2018 capital spending will be $75 million to $100 million less than 2017.   With approximately $629 million in liquidity, approximately $174 million of which is cash, and the potential for additional asset sales, we believe we are well positioned to continue developing the Company’s world-class asset base while delivering strong returns and maintaining a solid financial position for many years to come.”

OPERATIONS UPDATE

During the third quarter 2017, the Company spud 55 gross (17.96 net) wells and completed 77 gross (44.9 net) wells.

During the third quarter 2017, the Company brought on-line 41 wells at Comanche, 23 wells at Catarina, and eight wells at Maverick.  So far this year, the Company has drilled 22 wells on the Hausser lease at Maverick.  Completion activity on these wells began in June and is expected to continue through the fourth quarter 2017.  At Catarina, by exceeding the 50 well annual drilling commitment in the prior two drilling periods by 20 wells and 18 wells, respectively, the Company maximized the allowable 30 well bank that can be applied towards the current annual drilling commitment period, which extends from July 1, 2017 to June 30, 2018.  As of Sept. 30, 2017, the Company had drilled an additional four wells towards the remaining 20 wells required to meet its current annual drilling commitment at Catarina.

As of Sept. 30, 2017, the Company had 2,047 gross (808.4 net) producing wells with 126 gross wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/Undergoing Completion
Catarina	381	8
Comanche	1,518	103
Maverick	50	13
Palmetto	84	2
TMS / Other	14	—
Total	2,047	126

PRODUCTION VOLUMES, AVERAGE SALES PRICES, AND OPERATING COSTS PER BOE

The Company’s production mix during the third quarter 2017 consisted of approximately 30 percent oil, 34 percent natural gas liquids (“NGL”), and 36 percent natural gas.  By asset area, Catarina, Comanche, Maverick, and Palmetto/TMS/Other comprised approximately 52 percent, 41 percent, five percent, and two percent, respectively, of the Company’s total third quarter 2017 production volumes.

Revenues of approximately $184.8 million during the third quarter 2017 were up 61 percent compared to the third quarter 2016 and up 5 percent compared to second quarter 2017 revenue of approximately $175.7 million.  Adjusted revenue for the third quarter 2017, a non-GAAP financial measure that includes $10.5 million in hedge settlements, was $195.3 million, up 37 percent compared to the third quarter 2016 and up 7 percent compared to second quarter 2017 adjusted revenue of $182.9 million.

Commodity price realizations during the third quarter 2017, which include the impact of hedge settlements, were $49.18 per barrel (“Bbl”) of oil, $21.38 per Bbl of NGL, and $3.14 per thousand cubic feet (“Mcf”) of natural gas.

Production, average sales prices, and operating costs and expenses per barrel of oil equivalent (“Boe”) for the third quarter 2017 are summarized in the following table:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Production:
Oil (MBbl)	2,033	1,562	5,657	4,836
Natural gas liquids (MBbl)	2,289	1,413	5,790	4,620
Natural gas (MMcf)	14,795	10,595	40,065	33,092
Total oil equivalent (MBoe)	6,788	4,741	18,125	14,971

Average Sales Price Excluding Hedges(1):
Oil ($ per Bbl)	$45.02	$40.99	$45.24	$35.67
Natural gas liquids ($ per Bbl)	21.38	13.81	19.50	12.24
Natural gas ($ per Mcf)	3.00	2.95	3.13	2.31
Oil equivalent ($ per Boe)	$27.22	$24.22	$27.27	$20.41

Average Sales Price Including Hedges(2):
Oil ($ per Bbl)	$49.18	$57.18	$48.14	$54.89
Natural gas liquids ($ per Bbl)	21.38	13.81	19.50	12.24
Natural gas ($ per Mcf)	3.14	3.22	3.09	3.01
Oil equivalent ($ per Boe)	$28.77	$30.15	$28.09	$28.16

Average unit costs per Boe:
Oil and natural gas production expenses(3)	$10.62	$8.23	$9.77	$8.59
Production and ad valorem taxes	$1.67	$0.83	$1.47	$0.94
Depreciation, depletion, amortization and accretion	$7.64	$7.94	$7.50	$8.55
Impairment of oil and natural gas properties	$—	$12.57	$—	$11.29

(1) Excludes the impact of derivative instrument settlements.

(2) Includes the impact of derivative instrument settlements.

(3) Includes a $3.7 million and $11.1 million non-cash gain for the three and nine months ended September 30, 2017, respectively, and $3.7 million and $11.1 million non-cash gain for the three and nine months ended September 30, 2016, respectively, from the amortization of the deferred gain on Western Catarina Midstream divestiture.

CAPITAL EXPENDITURES

Capital expenditures incurred during the third quarter 2017 totaled approximately $150.4 million.  The Company spent approximately 94 percent of its capital expenditures on drilling, completion, infrastructure, and geology and geophysics activities, and 6 percent of its capital expenditures on leasing and business development activities.

FINANCIAL RESULTS

On a GAAP basis, the Company reported a net loss attributable to common stockholders of $62.6 million for the third quarter 2017, which includes non-cash mark-to-market losses related to hedging activities of $52.2 million and $1.0 million in one-time acquisition and divestiture costs and other non-recurring items.  This compares to the Company’s reported net loss attributable to common stockholders of $70.2 million for the third quarter 2016.

The Company’s third quarter 2017 Adjusted EBITDA (a non-GAAP financial measure) of approximately $96.9 million was up approximately 14 percent when compared to second quarter 2017 Adjusted EBITDA of $85.1 million and up approximately 22 percent when compared to the third quarter 2016.  Third quarter 2017 Adjusted EBITDA includes a $0.2 million gain related to phantom units.  The Company’s Adjusted Loss (a non-GAAP financial measure) for the third quarter 2017 of $9.4 million excludes $52.2 million in non-cash mark-to-market expenses related to hedging activities and $1.0 million in one-time acquisition and divestiture costs and other non-recurring items.  Adjusted EBITDA and Adjusted Loss are non-GAAP financial measures defined in the tables included with today’s news release.

GENERAL AND ADMINISTRATIVE EXPENSE

On a GAAP basis, the Company reported general and administrative (“G&A”) expenses of $14.7 million in the third quarter 2017.  Included in G&A expenses is $1.8 million in acquisition and divestiture costs, $0.9 million of non-cash equity compensation, and a $0.2 million gain associated with the change in value of the phantom units that vest periodically in accordance with the terms of the Company’s equity-based incentive awards.  Excluding these items, G&A expenses during the third quarter 2017 were approximately $12.2 million. The Company’s base G&A expense this quarter reflects the benefit of overhead reimbursement from working interest owners.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Base general and administrative	$12,192	$13,001	$52,057	$42,819
Stock-based compensation - restricted stock (non-cash)	911	8,310	17,337	17,905
Stock-based compensation - phantom units	(209)	4,492	13,756	8,120
Acquisition and divestiture costs included in G&A	1,771	1,133	28,693	1,555
Total general and administrative	$14,665	$26,936	$111,843	$70,399

HEDGING UPDATE

The Company has hedged approximately 20,000 Bbls per day of its 2018 oil production and approximately 189,000 million British thermal units (“MMBtu”) per day of its 2018 natural gas production and 8,600 Bbls per day of its 2019 oil production and approximately 48,000 MMBtu per day of its 2019 natural gas production on a consolidated basis.  Additional information on the Company’s hedge positions can be found in the Sanchez Energy Investor Presentation posted at www.sanchezenergycorp.com.

LIQUIDITY AND CREDIT FACILITY

As of Sept. 30, 2017, the Company had liquidity of approximately $629 million, which consisted of approximately $174 million in cash and cash equivalents, an undrawn Sanchez Energy revolving credit facility with a borrowing base of $350 million and an elected commitment amount of $300 million, and $155 million of available capacity under a subsidiary-level revolving credit facility, non-recourse to Sanchez Energy, with a borrowing base of $330 million.

SHARE COUNT

As of Sept. 30, 2017, the Company had approximately 83.2 million common shares outstanding.  Assuming all Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock were converted, total outstanding common shares as of Sept. 30, 2017, would have been approximately 95.7 million.  For the three months ended Sept. 30, 2017, the weighted average number of unrestricted common shares used to calculate net loss attributable to common stockholders, basic and diluted, which are determined in accordance with GAAP, was 77.5 million.

CONFERENCE CALL

Sanchez Energy will host a conference call for investors on Friday, Nov. 3, 2017, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  Interested investors can listen to the call via webcast, both live and rebroadcast, over the Internet at:

https://edge.media-server.com/m6/p/2uetdqua

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas where we have assembled over 286,000 net acres.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933,

as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to the expected financial and operational results of the Company, the expected synergies and benefits related to the Comanche transaction, and the Company’s G&A expenses for the remainder of the year. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to the failure of acquired assets, including the Comanche assets, and our joint ventures (including our partnership with affiliates of the Blackstone Group, L.P.) to perform as anticipated, inability to successfully integrate the various assets acquired by us into our operations, fully identify potential problems with respect to such properties and accurately estimate reserves, production and costs with respect to such properties, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity or production, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs, disruptions due to extreme weather conditions, such as extreme rainfall, hurricanes or tornadoes and other factors described in the Company’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the U.S. Securities and Exchange Commission (the “SEC”).  The Company’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by the Company’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results. Accordingly, you should not place any undue reliance on any of the Company’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

SANCHEZ ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA (unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
REVENUES:
Oil sales	$91,541	$64,041	$255,913	$172,509
Natural gas liquid sales	48,949	19,511	112,922	56,535
Natural gas sales	44,316	31,255	125,518	76,547
Total revenues	184,806	114,807	494,353	305,591
OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	72,056	38,997	177,129	128,609
Production and ad valorem taxes	11,346	3,921	26,669	14,052
Depreciation, depletion, amortization and accretion	51,859	37,651	135,916	127,959
Impairment of oil and natural gas properties	—	59,582	—	169,046
General and administrative (1)	14,665	26,936	111,843	70,399
Total operating costs and expenses	149,926	167,087	451,557	510,065
Operating income (loss)	34,880	(52,280)	42,796	(204,474)
Other income (expense):
Interest income	163	146	670	629
Other income (expense)	(448)	7	3,469	(196)
Gain (loss) on disposal of assets	(2,074)	—	10,202	—
Interest expense	(35,686)	(31,797)	(104,672)	(95,225)
Earnings from equity investments	102	463	779	3,154
Net gains (losses) on commodity derivatives	(41,719)	18,640	56,777	(17,353)
Total other income (expense)	(79,662)	(12,541)	(32,775)	(108,991)
Income (loss) before income taxes	(44,782)	(64,821)	10,021	(313,465)
Income tax benefit (expense)	—	(1,441)	1,208	(1,441)
Net income (loss)	(44,782)	(66,262)	11,229	(314,906)
Less:
Preferred stock dividends	(3,988)	(3,987)	(11,962)	(11,961)
Preferred unit dividends and distributions	(8,347)	—	(35,762)	—
Preferred unit amortization	(5,517)	—	(12,509)	—
Net income allocable to participating securities	—	—	—	—
Net loss attributable to common stockholders	$(62,634)	$(70,249)	$(49,004)	$(326,867)

Net loss per common share - basic and diluted	$(0.81)	$(1.19)	$(0.66)	$(5.56)
Weighted average number of shares used to calculate net loss attributable to common stockholders - basic and diluted	77,453	59,190	74,531	58,782

(1) Inclusive of stock-based compensation expense of $911 and $8,310, respectively, for the three months ended September 30, 2017 and 2016, and $17,337 and $17,905, respectively, for the nine months ended September 30, 2017 and 2016.

SANCHEZ ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands, except per share amounts)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$174,228	$501,917
Oil and natural gas receivables	80,676	41,057
Joint interest billings receivables	17,165	496
Accounts receivable - related entities	7,557	6,401
Fair value of derivative instruments	11,378	—
Other current assets	24,754	12,934
Total current assets	315,758	562,805
Oil and natural gas properties, at cost, using the full cost method:
Proved oil and natural gas properties	4,266,813	3,164,115
Unproved oil and natural gas properties	446,167	231,424
Total oil and natural gas properties	4,712,980	3,395,539
Less: Accumulated depreciation, depletion, amortization and impairment	(2,869,245)	(2,736,951)
Total oil and natural gas properties, net	1,843,735	658,588

Other assets:
Fair value of derivative instruments	8,942	—
Investments (Investment in SNMP measured at fair value of $25.6 million and $26.8 million as of September 30, 2017 and December 31, 2016, respectively)	30,833	39,656
Other assets	40,831	25,231
Total assets	$2,240,099	$1,286,280
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,605	$1,076
Other payables	69,160	2,251
Accrued liabilities:
Capital expenditures	114,591	35,154
Other	90,153	82,458
Deferred premium liability	—	2,079
Fair value of derivative instruments	3,685	31,778
Other current liabilities	76,762	22,201
Total current liabilities	358,956	176,997

Long term debt, net of premium, discount and debt issuance costs	1,878,010	1,712,767
Asset retirement obligations	33,578	25,087
Fair value of derivative instruments	7,620	3,236
Other liabilities	52,362	64,333
Total liabilities	2,330,526	1,982,420
Commitments and contingencies (Note 16)
Mezzanine equity:
Preferred units ($1,000 liquidation preference, 500,000 units authorized; 500,000 and zero units issued and outstanding as of September 30, 2017 and December 31, 2016, respectively)	414,702	—
Stockholders’ equity:
Preferred stock ($0.01 par value, 15,000,000 shares authorized; 1,838,985 shares issued and outstanding as of September 30, 2017 and December 31, 2016 of 4.875% Convertible Perpetual Preferred Stock, Series A; 3,527,830 shares issued and outstanding as of September 30, 2017 and December 31, 2016 of 6.500% Convertible Perpetual Preferred Stock, Series B)	53	53
Common stock ($0.01 par value, 150,000,000 shares authorized; 83,187,134 and 66,156,378 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	836	670
Additional paid-in capital	1,352,246	1,112,397
Accumulated deficit	(1,858,264)	(1,809,260)
Total stockholders’ deficit	(505,129)	(696,140)
Total liabilities and stockholders’ deficit	$2,240,099	$1,286,280

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.  Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  The following table presents a reconciliation of our net loss to Adjusted EBITDA (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net income (loss)	$(44,782)	$(66,262)	$11,229	$(314,906)
Adjusted by:
Interest expense	35,686	31,797	104,672	95,225
Net losses (gains) on commodity derivative contracts	41,719	(18,640)	(56,777)	17,353
Net settlements received on commodity derivative contracts (1)	10,527	28,120	14,800	115,998
Depreciation, depletion, amortization and accretion	51,859	37,651	135,916	127,959
Impairment of oil and natural gas properties	—	59,582	—	169,046
Stock-based compensation expense (non-cash)	911	8,310	17,337	17,905
Acquisition and divestiture costs included in general and administrative	1,771	1,133	28,693	1,555
Income tax expense (benefit)	—	1,441	(1,208)	1,441
(Gain) loss on sale of oil and natural gas properties	2,074	—	(10,202)	—
Gain on embedded derivatives	(1,804)	—	(2,052)	—
(Gain) loss on investments	2,776	—	1,970
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,702)	(3,703)	(11,109)	(11,110)
Interest income	(163)	(146)	(670)	(629)
Adjusted EBITDA	$96,872	$79,283	$232,599	$219,837

(1)    This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation — Adjusted Earnings (Loss)

We present Adjusted Earnings (Loss) attributable to common stockholders (“Adjusted Earnings (Loss)”) in addition to our reported net income (loss) in accordance with U.S. GAAP. This information is provided because management believes exclusion of the impact of the items included in our definition of Adjusted Earnings (Loss) below will help investors compare results between periods, identify operating trends that could otherwise be masked by these items and highlight the impact that commodity price volatility has on our results.  Adjusted Earnings (Loss) is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.  The following table presents a reconciliation of our net income (loss) to Adjusted Earnings (Loss) (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$(44,782)	$(66,262)	$11,229	$(314,906)
Less:
Preferred stock dividends	(3,988)	(3,987)	(11,962)	(11,961)
Preferred unit dividends and distributions	(8,347)	—	(35,762)	—
Preferred unit amortization	(5,517)	—	(12,509)	—
Net loss attributable to common shares and participating securities	(62,634)	(70,249)	(49,004)	(326,867)
Plus:
Net losses (gains) on commodity derivatives contracts	41,719	(18,640)	(56,777)	17,353
Net settlements received on commodity derivative contracts (1)	10,527	28,120	14,800	115,998
Impairment of oil and natural gas properties	—	59,582	—	169,046
Stock-based compensation expense (non-cash)	911	8,310	17,337	17,905
Acquisition and divestiture costs included in general and administrative	1,771	1,133	28,693	1,555
(Gain) Loss on sale of oil and natural gas properties	2,074	—	(10,202)	—
Gain on embedded derivatives	(1,804)	—	(2,052)	—
Loss on investments	2,776	—	1,970	—
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,702)	(3,703)	(11,109)	(11,110)
Tax impact of adjustments to net loss (2)	(1,008)	33	(7,994)	(116)
Adjusted Income (Loss)	(9,370)	4,586	(74,338)	(16,236)
Adjusted Income allocable to participating securities (3)	—	(468)	—	—
Adjusted Income (Loss) attributable to common stockholders	$(9,370)	$4,118	$(74,338)	$(16,236)

Weighted average number of shares used to calculate income (loss) attributable to common stockholders - basic and diluted	77,453	59,190	74,531	58,782

(1) This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

(2) The tax impact is computed by utilizing the Company’s effective tax rate on the adjustments to reconcile net income (loss) to Adjusted Loss.

(3) The Company’s restricted shares of common stock are participating securities.

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation — Adjusted Revenue

We present Adjusted Revenue in addition to our reported Revenue in accordance with U.S. GAAP. The Company defines Adjusted Revenue as follows: total revenues plus cash settled derivatives. The Company believes Adjusted Revenue provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted Revenue to evaluate its ongoing operations and for internal planning and forecasting purposes. See the table below which reconciles Adjusted Revenue and total revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total Revenues	$184,806	$114,807	$494,353	$305,591
Net settlements received on commodity derivative contracts (1)	10,527	28,120	14,800	115,998
Adjusted Revenue	$195,333	$142,927	$509,153	$421,589

(1)    This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

COMPANY CONTACT:

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797